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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Monday, July 12, 2004.

CONTACT: Jon S. Bennett, Vice President and Chief Financial Officer, (702)
         388-2224

 MAJESTIC STAR ENTERS INTO AGREEMENT FOR THE SALE OF BLACK HAWK, COLORADO CASINO

LAS VEGAS, NEVADA - July 12, 2004 - The Majestic Star Casino, LLC (the "Company") today announced that, by and through a wholly-owned subsidiary, it has signed a definitive agreement for the Company to sell its Black Hawk, Colorado casino to Legends Gaming, LLC, a company controlled by William J. McEnery. Mr. McEnery was a founding partner and director of Argosy Gaming Company. He was also a founding partner of Empress River Entertainment Corp. which previously owned and operated Empress-brand casinos in Joliet, Illinois and Hammond, Indiana. The purchase price is $66,000,000, subject to adjustment. The purchase by Legends Gaming is subject to licensure and regulatory approval and is expected to close within six to nine months.

The Company's Black Hawk casino, a non-core asset and the smallest of the Company's casinos in terms of net revenues, operating income and assets, consists of approximately 594 slot machines, 6 table games, a 392 space parking garage, a restaurant and a bar.

"We are extremely pleased with the strategic opportunity presented by the interest of Legends Gaming in the Colorado gaming market," said Don H. Barden, President and CEO of the Company.

"This type of transaction gives the Company increased financial flexibility," added Mr. Barden. "We could reinvest the net cash proceeds in our other properties or pursue new gaming ventures which are becoming increasingly attractive in various jurisdictions across the country."

The Company will provide further information regarding the sale in connection with its press release of its second quarter earnings in approximately three weeks.

ABOUT THE MAJESTIC STAR CASINO, LLC

The Majestic Star Casino, LLC is a multi-jurisdictional gaming company that directly owns and operates one dockside gaming facility located in Gary, Indiana and, pursuant to a 2001 acquisition through its restricted subsidiary, Majestic Investor Holdings, LLC, owns and operates two Fitzgeralds brand casinos located in Tunica, Mississippi and Black Hawk, Colorado. For a fee, The Majestic Star Casino, LLC manages a Fitzgerald-brand casino in Las Vegas, Nevada, which is wholly owned by Barden Development, Inc., the parent of The Majestic Star Casino, LLC. For more information about us, please visit our web sites at www.majesticstar.com or www.fitzgeralds.com.

The Majestic Star Casino, LLC and Majestic Investor Holdings, LLC make available free of charge their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. You may obtain a copy of such filings at www.sec.gov or from our applicable websites.

FORWARD-LOOKING STATEMENTS

This press release contains forward looking statements. Forward-looking statements include the words, "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this press release will happen as described or that any positive trends noted in this press release will continue. The forward-looking statements contained in this press release generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this press release completely and with the understanding that actual future results may be materially different from what we

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expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from out expectations, or may cause us to modify our plans and objectives, include, but are not limited to: the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under our $80.0 million credit facility and our 9-1/2% notes; changes in our financial condition that may cause us to not be in compliance with the covenants contained within the indenture governing the 9-1/2% notes or the loan and security agreement governing the $80.0 million credit facility, and thus causing us to be in default with the trustee for the 9-1/2% notes and the lenders to the $80.0 million credit facility, requiring a payment acceleration on the debt obligations outstanding; changes or developments in laws, regulations or taxes in the casino and gaming industry, including increases in or new taxes imposed on gaming revenues and gaming devices, or admission taxes; increased competition in existing markets or the opening of new gaming jurisdictions; our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis; adverse determinations of issues related to disputed taxes, particularly in Indiana, as evidenced by the charge in the first quarter of 2004 of retroactive property taxes and the recent ruling in the Aztar case, which denied Aztar's deductions of taxes paid on its casino revenue on its Indiana state income tax return for which the Company's member faces similar issues; other adverse conditions, such as adverse economic conditions in the Company's markets, changes in general customer confidence or spending, increased fuel and transportation costs, or travel concerns that may adversely affect the economy in general and/or the casino and gaming industry in particular; the ability to fund capital improvements and development needs from existing operations, available credit, or new financing; the risk of our joint venture partner, Trump Indiana, Inc., not making its lease payments when due in connection with the parking facility in Gary, Indiana or to fund the joint venture; factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and other factors disclosed from time to time in filings we make with the Securities and Exchange Commission or otherwise.

For more information on these and other factors, see our most recently filed Form 10-K, Form 10-Q and Form 8-K.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in our reports filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

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